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                                                                      EXHIBIT 99

WALLACE REPLACES EXPIRING SHAREHOLDER RIGHTS PLAN
LISLE, Ill., March 15 -- The Board of Directors of Wallace Computer Services, Inc. (NYSE: WCS - news) today announced the adoption of a Shareholder Rights Plan to replace the company's 1990 plan that will expire on March 31, 2000. This new plan contains updated language, but is fundamentally similar to the previous plan and is not in response to any current proposal. The Board believes that the plan assures that all shareholders would be treated equally and receive a fair price in any potential offer for the company's shares.

The 1990 Plan was adopted on March 14, 1990 and will expire on March 31, 2000; the new Plan will become effective on that same date and will expire on March 31, 2010.

Under the new plan, Wallace shareholders are entitled to Rights to purchase one one-thousandth of a share of a newly established Series B Preferred Stock for each share of Common Stock they own, at a price of $70. The Rights become exercisable in the case of certain tender offers for the company's common stock, or when a person or group acquires beneficial ownership of 15% or more of the company's outstanding shares of Common Stock. When so exercisable, by reason of the acquisition of such beneficial ownership, Rights holders (except for the acquiring person or entity) would be entitled to purchase shares of Common Stock (in lieu of the Series B Preferred Stock) of the company at a 50% discount from the then current market price. The Board may determine to redeem or exchange the Rights under certain circumstances.

Wallace ( http://www.wallace.com/ ) is recognized as the leading provider of print management services to Fortune 2000 companies through its Total Print Management program. The company's introduction of these services in 1992 has led the trend for large companies to outsource the management and distribution of printed materials. With nationwide resources across a wide range of traditional and digital capabilities, Wallace can be a large organization's single print management source. The company's print management services include E-commerce, distribution logistics, digital asset management, inventory management, and print optimization. Wallace is headquartered in Lisle, Illinois with manufacturing, distribution and sales facilities throughout the United States.